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As filed with the Securities and Exchange Commission on March 12, 2003.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
Registration Statement
Under
The Securities Act of 1933

NEWELL RUBBERMAID INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	36-3514169 (I.R.S. Employer Identification No.)
29 East Stephenson Street Freeport, Illinois 61032 (815) 235-4171 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)	Dale L. Matschullat
Vice President—General Counsel
6833 Stalter Drive, Suite 101
Rockford, Illinois 61108
(815) 381-8182
(Name, Address, Including Zip Code, and
Telephone Number, Including Area Code,
of Agent for Service)

Please send copies of all communications to:

David McCarthy
Schiff Hardin & Waite
6600 Sears Tower
Chicago, Illinois 60606
(312) 258-5500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Debt Securities	(3)

Preferred Stock	(3)

Common Stock, par value $1.00 per share, and related Common Stock Purchase Rights(4)	(3)

Warrants	(3)

Stock Purchase Contracts	(3)

Stock Purchase Units	(3)

Total	$1,000,000,000(5)	$80,900

(1)
The proposed maximum aggregate offering price per class of securities will be determined from time to time by the registrant in connection with the issuance of the securities hereunder.

(2)
The registration fee has been calculated pursuant to Rule 457(o).

(3)
Not applicable pursuant to General Instruction II.D of Form S-3.

(4)
The aggregate amount of common stock registered hereunder for issuance in connection with at-the-market offerings of common stock is limited to that which is permissible under Rule 415(a)(4) under the Securities Act.

(5)
Except as permitted by Rule 429 under the Securities Act, in no event will the aggregate maximum offering price of all securities issued from time to time pursuant to this registration statement exceed $1,000,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. This total amount also includes such securities as may, from time to time, be issued upon conversion or exchange of securities registered hereunder, to the extent any such securities are, by their terms, convertible into or exchangeable for other securities.

Pursuant to Rule 429 of the Securities Act, the prospectus included in this Registration Statement also relates to the remaining $49,233,000 aggregate principal amount of securities previously registered under the Securities Act by Registration Statement No. 333-88050 and not issued.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO THESE SECURITIES IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

$1,049,233,000

Newell Rubbermaid Inc.

Debt Securities

Preferred Stock

Common Stock

Warrants

Stock Purchase Contracts

Stock Purchase Units

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under a "shelf" registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total initial offering price of $1,049,233,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities registered under this process, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to make sales of offered securities unless accompanied by a prospectus supplement.

        We have not authorized anyone to provide you with information that is different from, or additional to, the information provided in this prospectus or any later prospectus supplement. We are not making an offer to sell securities in any state or country where the offer is not permitted.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of this Prospectus is                    , 2003.

NEWELL RUBBERMAID INC.

        We are a global manufacturer and full-service marketer of branded consumer products and their commercial extensions, serving the needs of volume purchasers, including department stores, discount stores and warehouse clubs, home centers and hardware stores, office superstores and contract stationers, and commercial distributors. Our basic business strategy is to market a multi-product offering of branded consumer products, backed by an obsession with customer service excellence and new product development.

        Our multi-product offering consists of name-brand consumer products in the following four business groups:

  •
  Rubbermaid Group. This group primarily designs, manufactures, markets and distributes indoor and outdoor organization, storage and cleaning products under the Rubbermaid®, Roughneck®, Brute®, TakeAlongs™, StainShield™ and Blue Ice® brands and infant and juvenile products under the Graco® and Little Tikes® brands.

  •
  Sharpie Group. This group primarily designs, manufactures, markets and distributes pens, pencils, markers and other fine writing instruments under the Sharpie®, Paper Mate®, Parker®, Waterman® and Colorific® brands and hair accessories and grooming products under the Goody® brand.

  •
  Levolor/Hardware Group. This group primarily designs, manufactures, markets and distributes hand tools, power tool accessories and cabinet hardware under the Irwin®, Vise-Grip®, Marathon®, Quick-Grip®, Shur-Line®, BernzOmatic® and Lenox ® brands and window furnishings under the Levolor® and Kirsch® brands.

  •
  Calphalon Home Group. This group primarily designs, manufactures, markets and distributes cookware, bakeware and related serving products under the Calphalon® brand and photo albums and picture frames.

        We established five key measures to evaluate financial performance: internal sales growth, operating income as a percent of sales, working capital as a percent of sales, free cash flow and return on invested capital.

        In an effort to achieve superior performance in the five key financial measures, we are pursuing the following transformational strategic initiatives:

  •
  Productivity. We are committed to reducing the cost of manufacturing a product by at least five percent per year on an annual basis. We are also reducing costs by centralizing our purchasing of raw materials and restructuring our businesses to improve efficiencies in manufacturing, distribution and transportation.

  •
  Streamlining. We are reducing costs and removing excess organizational layers in an effort to be the best-cost supplier.

  •
  New Product Development. We are committed to developing and introducing cutting-edge, innovative new products. This effort centers on developing best cost products that meet consumer needs.

  •
  Marketing. We are transforming our Company from a "push" to a "pull" marketing organization, focusing on the consumer. The marketing effort focuses largely on an extensive grass roots marketing campaign highlighted by our Phoenix Program. The Phoenix Program consists of recent university graduates deployed in strategic retailers to merchandise product, build relations with our customers and end-users and increase sales.

  •
  Strategic Account Management. We are allocating resources to those strategic retailers that we believe will continue to grow in the future. We have deployed senior executive teams dedicated to some of our strategic accounts and have consolidated our sales force to facilitate responsiveness and develop even closer relationships with retailers.

  •
  Collaboration. We are building an operating environment among our various businesses reinforcing the importance of working together, maximizing economies of scale and utilizing best practices.

        We are a Delaware corporation. Our principal executive offices are located at 29 East Stephenson Street, Freeport, Illinois 61032, and our telephone number is 815-235-4171.

Recent Developments

        On June 15, 2002, Arthur Andersen LLP was convicted of one count of obstruction of justice arising from the government's investigation of Enron Corporation. Events arising out of the conviction of Arthur Andersen LLP, as well as the volume of civil lawsuits filed against it, have adversely affected the ability of Arthur Andersen to satisfy claims, if any, arising from its provision of auditing services to us, including claims that may arise out of Arthur Andersen's audit of our consolidated financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, which are incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, NW, Washington, D.C. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's web site at http://www.sec.gov.

        The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

  1.
  Annual Report on Form 10-K, as amended, for the year ended December 31, 2001.

  2.
  Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2002.

  3.
  Current Reports on Form 8-K filed March 14, April 1, as amended, July 10, August 1, November 22, and December 18 and 20, 2002, and January 10 and 22, 2003.

  4.
  The description of our common stock contained in Newell's registration statement on Form 8-B filed with the Securities and Exchange Commission on June 30, 1987.

  5.
  The description of our common stock purchase rights contained in our registration statement on Form 8-A dated August 28, 1998.

        You may request a copy of these filings at no cost by writing to or telephoning us at the following address:

Newell Rubbermaid Inc. 6833 Stalter Drive, Suite 101 Rockford, Illinois 61108
Telephone:	1-800-424-1941
Attention:	Office of Investor Relations

USE OF PROCEEDS

        We expect to use the net proceeds from the sale of the securities for general corporate purposes. These may include additions to working capital, repayment of existing debt and acquisitions. If we decide to use the net proceeds from the sale of securities in some other way, we will describe the use of the net proceeds in the prospectus supplement for that offering.

DESCRIPTION OF DEBT SECURITIES

General

        The following description sets forth general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities.

        The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities will be issued under an indenture dated as of November 1, 1995, between us and JPMorgan Chase Bank (formerly The Chase Manhattan Bank (National Association)), as trustee. This indenture is referred to as the "senior indenture." The subordinated debt securities will be issued under an indenture in the form of the indenture to be entered into between us and JPMorgan Chase Bank, as trustee. This indenture is referred to as the "subordinated indenture." The senior indenture and the subordinated indenture are together called the "indentures."

        Copies of the indentures are filed as exhibits to the registration statement. For your convenience, we have included references to specific sections of the indentures in the descriptions below. Capitalized terms not otherwise defined in this prospectus shall have the meanings shown in the indenture to which they relate.

        The following summaries of provisions of the debt securities and the indentures are not complete and are qualified in their entirety by express reference to all of the provisions of the indentures and the debt securities.

        Because Newell is a holding company and conducts its business through its subsidiaries, these notes will be structurally subordinated to the liabilities of its subsidiaries. The rights of Newell, and the rights of its creditors, including the holders of the notes, to participate in any distribution of the assets of any of its subsidiaries upon that subsidiary's liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of that subsidiary, except to the extent that Newell's claims as a creditor of that subsidiary may be recognized. Neither the debt securities nor the indentures restrict Newell or any of its subsidiaries from incurring indebtedness. Substantially all of Newell's consolidated accounts payable represent obligations of Newell's subsidiaries, and as of December 31, 2002, the aggregate principal amount of money borrowed by Newell's consolidated subsidiaries, including accounts payable, equaled approximately $1,319.5 million (the current portion of which was approximately $713.0 million).

        Neither of the indentures limits the principal amount of debt securities that we may issue. Each indenture provides that debt securities may be issued up to the principal amount that we may separately authorize from time to time. Each also provides that the debt securities may be denominated in any currency or currency unit designated by us. Unless otherwise shown in the prospectus supplement related to that offering, neither the indentures nor the debt securities will contain any provisions to afford holders of any debt securities protection in the event of a takeover, recapitalization or similar restructuring of our business.

        The senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The subordinated debt securities will rank junior to all of our senior debt securities and other senior indebtedness as we describe below under "Particular Terms of the Subordinated Debt Securities—Subordination."

        We will include specific terms relating to a particular series of debt securities in a prospectus supplement relating to the offering. The terms we will describe in the prospectus supplement will include some or all of the following:

  (1)
  the distinct title and type of the debt securities;

  (2)
  the total principal amount or initial offering price of the debt securities;

  (3)
  the date or dates when the principal of the debt securities will be payable;

  (4)
  the rate at which the debt securities will bear interest;

  (5)
  the date from which interest on the debt securities will accrue;

  (6)
  the dates when interest on the debt securities will be payable and the regular record date for these interest payment dates;

  (7)
  the place where

  •
  the principal, premium, if any, and interest on the debt securities will be paid,

  •
  registered debt securities may be surrendered for registration of transfer, and

  •
  debt securities may be surrendered for exchange;
  (8)
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  (9)
  the terms and conditions upon which we will have the option to redeem the debt securities;

  (10)
  the denominations in which any registered debt securities will be issuable, if other than denominations of $1,000 or integral multiples, and the denominations in which any bearer debt securities will be issuable, if other than a denomination of $5,000;

  (11)
  the identity of each Security Registrar and Paying Agent, and the designation of the Exchange Rate Agent, if any, if other than the Trustee;

  (12)
  the portion of the principal amount of debt securities that will be payable upon acceleration of the Maturity of the debt securities;

  (13)
  the currency used to pay principal, premium and interest on the debt securities, if other than U.S. Dollars, and whether you or we may elect to have principal, premium and interest paid in a currency other than the currency in which the debt securities are denominated;

  (14)
  any index, formula or other method used to determine the amount of principal, premium or interest on the debt securities;

  (15)
  whether provisions relating to defeasance and covenant defeasance will be applicable to the series of debt securities;

  (16)
  any changes to the Events of Default, Defaults or to our covenants made in the applicable indenture;

  (17)
  whether the debt securities are issuable as registered debt securities or bearer debt securities, whether there are any restrictions relating to the form in which they are issued and whether bearer and registered debt securities may be exchanged for each other;

  (18)
  to whom interest will be payable

  •
  if other than the registered Holder (for registered debt securities),

  •
  if other than upon presentation and surrender of the related coupons (for bearer debt securities), or

  •
  if other than as specified in the indentures (for global debt securities);
  (19)
  if the debt securities are to be convertible or exchangeable for other securities, the terms of conversion or exchange;

  (20)
  particular terms of subordination with respect to subordinated debt securities; and

  (21)
  any other terms of the debt securities.

        We may issue debt securities as original issue discount securities to be sold at a substantial discount below their principal amount. If we issue original issue discount securities, then special federal income tax rules that apply may be described in the prospectus supplement for those debt securities.

Registration and Transfer

        We presently plan to issue each series of debt securities only as registered securities. However, we may issue a series of debt securities as bearer securities, or a combination of both registered securities and bearer securities. If we issue debt securities as bearer securities, they will have interest coupons attached unless we elect to issue them as zero coupon securities. (Sections 201 and 301). If we issue bearer securities, we may describe material U.S. federal income tax consequences and other material considerations, procedures and limitations in the prospectus supplement for that offering.

        Holders of registered debt securities may present the debt securities for exchange for different authorized amounts of other debt securities of the same series and of similar principal amount at the corporate trust office of the Trustee in New York, New York or at the office of any other transfer agent we may designate for the purpose and describe in the applicable prospectus supplement. The registered securities must be duly endorsed or accompanied by a written instrument of transfer. The agent will not impose a service charge on you for the transfer or exchange. We may, however, require that you pay any applicable tax or other governmental charge. We will describe any procedures for the exchange of bearer securities for other debt securities of the same series in the prospectus supplement for that offering. Generally, we will not allow you to exchange registered securities for bearer securities. (Sections 301, 305 and 1002)

        In general, unless otherwise specified in the applicable prospectus supplement, we will issue registered securities without coupons and in denominations of $1,000, or integral multiples, and bearer securities in denominations of $5,000. We may issue both registered and bearer securities in global form. (Sections 301 and 302)

Conversion and Exchange

        If any debt securities will be convertible into or exchangeable for our common stock or other securities, the applicable prospectus supplement will set forth the terms and conditions of the conversion or exchange, including:

  •
  the conversion price or exchange ratio;

  •
  the conversion or exchange period;

  •
  whether the conversion or exchange will be mandatory or at the option of the holder or Newell;

  •
  provisions for adjustment of the conversion price or exchange ratio; and

  •
  provisions that may affect the conversion or exchange if the debt securities are redeemed.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that we will identify in a prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be registered for transfer or exchange except:

  •
  as a whole by the depositary for the global security to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or a nominee of the depositary to a successor depositary or a nominee of the successor depositary; and

  •
  in any other circumstances described in the prospectus supplement applicable thereto.

        The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in the prospectus supplement applicable thereto. Newell expects that the following provisions will apply to depositary arrangements.

        Unless otherwise specified in the applicable prospectus supplement, debt securities that are to be represented by a global security to be deposited with or on behalf of a depositary will be represented by a global security or, in some cases, global securities registered in the name of the depositary or its nominee. Upon the issuance of the global security, and the deposit of the global security with or on behalf of the depositary for the global security, the depositary will credit on its book entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of institutions that have accounts with the depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of the debt securities. If we directly offer and sell debt securities the accounts to be credited will be designated by us. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for the global security. Ownership of beneficial interests in the global security by persons that hold through participants will be shown on, and the transfer of that ownership interest within the participant will be effected only through, records maintained by the participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and the laws may impair the ability to transfer beneficial interests in the global securities.

        So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or "Holder" of the debt securities represented by the global security for all purposes under the indenture applicable thereto. Unless otherwise specified in the applicable prospectus supplement, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the Holders of the debt securities for any purposes under the indenture applicable thereto. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depositary and, if the person is not a participant, on the procedures of the participant through which the person owns its interest to exercise any rights of a Holder of debt securities under the indenture applicable thereto. Newell understands that under existing industry practices, if Newell requests any action of Holders or an owner of a beneficial interest in the global security desires to give any notice or take any action a Holder is entitled to give or take under the indenture applicable thereto, then the depositary would authorize the participants to give this notice or take this action, and participants would authorize beneficial owners owning through these participants to give this notice or take this action or would otherwise act upon the instructions of beneficial owners owning through them.

        Principal of and any premium and interest on a global security will be payable in the manner described in the applicable prospectus supplement.

Consolidation, Merger and Sale of Assets

        As provided in the indentures, we may, without the consent of Holders of the debt securities, consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (the "Survivor"), and we may permit any person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to us so long as:

  •
  the Survivor is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of any United States jurisdiction and expressly assumes our obligations on the debt securities and under the indentures;

  •
  immediately after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing under the indentures; and

  •
  certain other conditions regarding delivery of an Officers' Certificate and Opinion of Counsel are met. (Section 801)

Acceleration of Maturity

        If an Event of Default occurs and continues with respect to debt securities of a particular series, the Trustee or the Holders of not less than 25% in principal amount of outstanding debt securities of that series may declare the outstanding debt securities of that series due and payable immediately. (Section 502)

        At any time after a declaration of acceleration with respect to debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee therefor, the Holders of a majority in principal amount of the outstanding debt securities of that series by written notice to Newell and the Trustee, may rescind and annul the declaration and its consequences if:

          (1)    Newell has paid or deposited with the Trustee a sum sufficient to pay in the Currency in which the debt securities of the series are payable, except as otherwise specified in the applicable indenture:

    •
    all overdue interest on all outstanding debt securities of that series and any related Coupons,

    •
    all unpaid principal of and premium, if any, on any of the debt securities which has become due otherwise than by the declaration of acceleration, and interest on the unpaid principal at the rate or rates prescribed therefor in the debt securities,

    •
    to the extent lawful, interest on overdue interest at the rate or rates prescribed therefor in the debt securities, and

    •
    all sums paid or advanced by the Trustee and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

          (2)    all Events of Default with respect to debt securities of that series, other than the non-payment of amounts of principal, interest or any premium on the debt securities which have become due solely by the declaration of acceleration, have been cured or waived. (Section 502)

        No rescission shall affect any subsequent default or impair any right consequent thereon.

        The Holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of the Holders of all the debt securities of the series and any related Coupons, waive any past default under the applicable indenture with respect to the series and its consequences, except a default:

          (1)    in the payment of the principal of or premium, if any, or interest on any Debt Security of the series or any related Coupon, or

          (2)    in respect of a covenant or provision that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of the series affected thereby. (Section 513)

        If an Event of Default with respect to debt securities of a particular series occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the Holders of debt securities of the series, unless the Holders shall have offered to the Trustee reasonable indemnity and security against the costs, expenses and liabilities that might be incurred by it in compliance with the request. (Section 602)

        The Holders of a majority in principal amount of the outstanding debt securities of the series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the applicable indenture, or exercising any trust or power conferred on the Trustee with respect to the debt securities of that series. The Trustee may refuse to follow directions in conflict with law or the indenture that may involve the Trustee in personal liability or may be unduly prejudicial to the other, non-directing Holders. (Section 512)

Modification or Waiver

        The indentures allow Newell and the Trustee, without the consent of any Holders of debt securities, to enter into supplemental indentures for various purposes, including:

  •
  evidencing the succession of another entity to us and the assumption of our covenants and obligations under the debt securities and the indenture by this successor,

  •
  adding to Newell's covenants for the benefit of the Holders,

  •
  adding additional Events of Default for the benefit of the Holders,

  •
  establishing the form or terms of any series of debt securities issued under the supplemental indentures or curing ambiguities or inconsistencies in the indentures, and

  •
  making other provisions that do not adversely affect the interests of the Holders of any series of debt securities in any material respect. (Section 901)

        The indentures allow Newell and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the outstanding debt securities of all affected series acting as one class, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indentures or modifying the rights of the Holders of the debt securities of the series. (Section 902) Without the consent of the Holders of all the outstanding debt securities affected thereby, no supplemental indenture may:

  •
  change the Stated Maturity of the principal of, or any installment of principal of or interest on, any debt security;

  •
  reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of, any debt security;

  •
  reduce the amount of the principal of any original issue discount security that would be due and payable upon acceleration of the Maturity of the debt security;

  •
  change any Place of Payment where, or the currency, currencies or currency unit or units in which, any debt security or any premium or interest thereon is payable;

  •
  impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity of the debt security or, in the case of redemption, on or after the Redemption Date;

  •
  affect adversely the right of repayment at the option of the Holder of any debt security of the series;

  •
  reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose Holders is required for a supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with various provisions of the indenture or various defaults thereunder and their consequences provided for in the indentures; or

  •
  modify any of the foregoing described provisions. (Section 902)

Meetings

        The indentures contain provisions for convening meetings of the Holders of debt securities of any series for any action to be made, given or taken by Holders of debt securities. The Trustee, Newell, and the Holders of at least 10% in principal amount of the outstanding debt securities of a series may call a meeting, in each case after notice to Holders of that series has been properly given. (Section 1502)

        Persons entitled to vote a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting of Holders of debt securities of that series. Any resolution passed or decision taken at any meeting of Holders of debt securities of any series that has been properly held under the provisions of the indentures will bind all Holders of debt securities of that series and related coupons. (Section 1503)

Financial Information

        Newell will file with the Securities and Exchange Commission the annual reports, quarterly reports and other documents required to be filed with the Securities and Exchange Commission by Section 13(a) or 15(d) of the Exchange Act, and will also file with the Trustee copies of these reports and documents within 15 days after it files them with the Securities and Exchange Commission. (Section 703)

Defeasance

        The indentures include provisions allowing us to be discharged from our obligation on the debt securities of any series. (Section 1401) To be discharged from our obligations on the debt securities, we would be required to deposit with the Trustee or another trustee money or U.S. Government Obligations sufficient to make all principal, premium (if any) and interest payments on those debt securities. (Section 1404) If we make this defeasance deposit with respect to your debt securities, we may elect either:

  •
  to be discharged from all of our obligations on your debt securities, except for our obligations to register transfers and exchanges, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust (Section 1402); or

  •
  in the case of senior debt securities, to be released from restrictions relating to liens and sale-leaseback transactions and, in the case of all debt securities, to be released from other covenants as may be described in the prospectus supplement relating to such debt securities. (Section 1403)

        To establish the trust, Newell must deliver to the Trustee an opinion of our counsel that the Holders of the debt securities will not recognize gain or loss for Federal income tax purposes as a result of the defeasance and will be subject to Federal income tax on the same amount, and in the same manner and at the same times as would have been the case if the defeasance had not occurred. (Section 1404 (5)) There may be additional provisions relating to defeasance which we will describe in the applicable prospectus supplement.

The Trustee

        JPMorgan Chase Bank (formerly The Chase Manhattan Bank N.A.) ("JPMorgan Chase") is the Trustee under the Senior Indenture and the Subordinated Indenture. JPMorgan Chase is also the agent for the lenders, and a lender, under a revolving credit facility with Newell which, as of the date hereof, permits an aggregate borrowing of up to $1.3 billion, so long as the terms and conditions of this facility are satisfied. J.P. Morgan Securities, Inc., an affiliate of JPMorgan Chase, has from time to time acted as an agent or underwriter with respect to distribution of our securities. In addition, we and some of our affiliates maintain other banking and borrowing arrangements with JPMorgan Chase, and JPMorgan Chase may perform additional banking services for, or transact other banking business with, Newell in the future.

        The Trustee may be deemed to have a conflicting interest for purposes of the Trust Indenture Act of 1939 and may be required to resign as Trustee if:

  •
  there is an Event of Default under the indenture; and

  •
  one or more of the following occurs:

  •
  the Trustee is a trustee for another indenture under which our securities are outstanding;

    •
    the Trustee is a trustee for more than one outstanding series of debt securities under a single indenture;

    •
    the Trustee is one of our creditors; or

    •
    the Trustee or one of its affiliates acts as an underwriter or agent for us.

        Newell may appoint an alternative Trustee for any series of debt securities. The appointment of an alternative Trustee would be described in the applicable prospectus supplement.

Governing Law

        The indentures and the debt securities are by their terms to be governed by and their provisions construed under the internal laws of the State of New York. (Section 112)

Miscellaneous

        Newell has the right at all times to assign any of its respective rights or obligations under the indentures to a direct or indirect wholly-owned subsidiary of Newell; provided, that, in the event of any assignment, Newell will remain liable for all of their respective obligations. (Section 803) The indentures are binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. (Section 109)

PARTICULAR TERMS OF THE SENIOR DEBT SECURITIES

        The following description of the senior debt securities sets forth additional general terms and provisions of the senior debt securities to which a prospectus supplement may relate. The debt securities are described generally in this prospectus under "Description of Debt Securities" above. The particular terms of the senior debt securities offered by a prospectus supplement will be described in the applicable prospectus supplement.

Limitation on Liens

        The senior indenture provides that while the senior debt securities issued under it or the related Coupons remain outstanding, Newell will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind upon any of its or their property or assets, now owned or hereafter acquired, without directly securing all of the senior debt securities equally and ratably with the obligation or liability secured by the Lien, except for:

  (1)
  Liens existing as of the date of the senior indenture;

  (2)
  Liens, including Sale and Lease-back Transactions, on any property acquired, constructed or improved after the date of the senior indenture, which are created or assumed contemporaneously with, or within 180 days after, the acquisition or completion of this construction or improvement, or within six months thereafter by a commitment for financing arranged with a lender or investor within the 180-day period, to secure or provide for the payment of all or a portion of the purchase price of the property or the cost of the construction or improvement incurred after the date of the senior indenture (or before the date of the indenture in the case of any construction or improvement which is at least 40% completed at the date of the indenture) or, in addition to Liens contemplated by clauses (3) and (4) below, Liens on any property existing at the time of acquisition of the property including acquisition through merger or consolidation; provided, that any Lien other than a Sale and Lease-back Transaction meeting the requirements of this clause does not apply to any property theretofore owned by Newell or a subsidiary other than, in the case of any the construction or improvement, theretofore unimproved real property on which the property so constructed or the improvement, is located;

  (3)
  Liens existing on any property of a person at the time the person is merged with or into, or consolidates with, Newell or a Subsidiary;

  (4)
  Liens on any property of a person (including, without limitation, shares of stock or debt securities) or its subsidiaries existing at the time the person becomes a Subsidiary, is otherwise acquired by Newell or a Subsidiary or becomes a successor to Newell under Section 802 of the senior indenture;

  (5)
  Liens to secure an obligation or liability of a Subsidiary to Newell or to another Subsidiary;

  (6)
  Liens in favor of the United States of America or any State, or any department, agency or instrumentality or political subdivision of the United States of America or any State, to secure partial progress, advance or other payments under any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to the Liens;

  (7)
  Liens to secure tax-exempt private activity bonds under the Internal Revenue Code of 1986, as amended;

  (8)
  Liens arising out of or in connection with a Sale and Lease-back Transaction if the net proceeds of the Sale and Lease-back Transaction are at least equal to the fair value, as determined by the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board, the President or the principal financial officer of Newell, of the property subject to the Sale and Lease-back Transaction;

  (9)
  Liens for the sole purpose of extending, renewing or replacing in whole or in part indebtedness secured by any Lien referred to in the foregoing clauses (1) to (8), inclusive, or in this clause (9); provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of the extension, renewal or replacement, and that this extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced plus improvements on the property;

  (10)
  Liens arising out of or in connection with a Sale and Lease-back Transaction in which the net proceeds of the Sale and Lease-back Transaction are less than the fair value, as determined by the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board, the President or the principal financial officer of Newell, of the property subject to the Sale and Lease-back Transaction if Newell provides in a Board Resolution that it shall, and if Newell covenants that it will, within 180 days of the effective date of any arrangement or, in the case of (C) below, within six months thereafter under a firm purchase commitment entered into within the 180-day period, apply an amount equal to the fair market value as so determined of the property:

  (A)
  to the redemption of senior debt securities of any series which are, by their terms, at the time redeemable or the purchase and retirement of senior debt securities, if permitted;

  (B)
  to the payment or other retirement of Funded Debt, as defined below, incurred or assumed by Newell which ranks senior to or pari passu with the senior debt securities or of Funded Debt incurred or assumed by any Subsidiary other than, in either case, Funded Debt owned by Newell or any Subsidiary; or

    (C)
    to the purchase of property other than the property involved in the sale;

  (11)
  Liens on accounts receivable and related general intangibles and instruments arising out of or in connection with a sale or transfer by Newell or the Subsidiary of the accounts receivable;

  (12)
  Permitted Liens; and

  (13)
  Liens other than those referred to in clauses (1) through (12) above which are created, incurred or assumed after the date of the senior indenture, including those in connection with purchase money mortgages, Capitalized Lease Obligations and Sale and Lease-back Transactions, provided that the aggregate amount of indebtedness secured by the Liens, or, in the case of Sale and Lease-back Transactions, the Value of the Sale and Lease-back Transactions, referred to in this clause (13), does not exceed 15% of Consolidated Total Assets. (Section 1007)

        The term "Capitalized Lease Obligations" means, as to any person, the obligations of the person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of the person under generally accepted accounting principles and, for purposes of the senior indenture, the amount of the obligations at any date shall be the capitalized amount of the obligations at the date, determined according to generally accepted accounting principles. (Section 101)

        The term "Consolidated Total Assets" means the total of all the assets appearing on the consolidated balance sheet of Newell and our Subsidiaries determined according to generally accepted accounting principles applicable to the type of business in which Newell and the Subsidiaries are engaged, and may be determined as of a date not more than 60 days before the happening of the event for which the determination is being made. (Section 101)

        The term "Funded Debt" means any indebtedness which by its terms matures at or is extendable or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than 12 months after the date of the creation of the indebtedness. (Section 101)

        The term "Lien" means, as to any person, any mortgage, lien, collateral assignment, pledge, charge, security interest or other encumbrance in respect of or on, or any interest or title of any vendor, lessor, lender or other secured party to or of the person under any conditional sale or other title retention agreement or Capitalized Lease Obligation, purchase money mortgage or Sale and Lease-back Transaction with respect to, any property or asset (including without limitation income and rights thereto) of the person (including without limitation capital stock of any Subsidiary of the person), or the signing by the person and filing of a financing statement which names the person as debtor, or the signing by the person of any security agreement agreeing to file, or authorizing any other party as the secured party thereunder to file, any financing statement. (Section 101)

        The term "Permitted Liens" means:

  •
  mechanics, materialmen, landlords, warehousemen and carriers liens and other similar liens imposed by law securing obligations incurred in the ordinary course of business which are not past due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

  •
  Liens under workmen's compensation, unemployment insurance, social security or similar legislation;

  •
  Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal,

    indemnity, performance or other similar bonds, or similar obligations arising in the ordinary course of business;

  •
  judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of the Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; and

  •
  easements, rights of way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by Newell or any Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto. (Section 101)

        The term "Sale and Lease-back Transaction" means, with respect to any person, any direct or indirect arrangement with any other person or to which any other person is a party, providing for the leasing to the first person of any property, whether now owned or hereafter acquired (except for temporary leases for a term, including any renewal of the leases, of not more than three years and except for leases between Newell and a Subsidiary or between Subsidiaries), which has been or is to be sold or transferred by the first person to the other person or to any person to whom funds have been or are to be advanced by the other person on the security of the property. (Section 101)

        The term "Subsidiary" means any corporation of which at the time of determination Newell or one or more Subsidiaries owns or controls directly or indirectly more than 50% of the shares of Voting Stock. (Section 101)

        The term "Value" means, with respect to a Sale and Lease-back Transaction, as of any particular time, the amount equal to the greater of:

  (a)
  the net proceeds from the sale or transfer of the property leased under the Sale and Lease-back Transaction or

  (b)
  the fair value in the opinion of the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board, the President or the principal financial officer of Newell of the property at the time of entering into the Sale and Lease-back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard to any renewal or extension options contained in the lease. (Section 101)

        The term "Voting Stock" means stock of a corporation of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of the corporation. (Section 101)

Events of Default

        An "Event of Default" regarding any series of senior debt securities is any one of the following events:

  •
  default for 30 days in the payment of any interest installment when due and payable;

  •
  default in the payment of principal or premium (if any) when due at its stated maturity, by declaration, when called for redemption or otherwise;

  •
  default in the making of any sinking fund payment when due;

  •
  default in the performance of any covenant in the senior debt securities or in the senior indenture for 60 days after notice to Newell by the Trustee or by Holders of 25% in principal amount of the outstanding debt securities of that series;

  •
  events of bankruptcy, insolvency and reorganization of Newell or one of its significant subsidiaries;

  •
  an event of default in any mortgage, indenture or other instrument of indebtedness of Newell or any of its principal subsidiaries which results in a principal amount in excess of $10,000,000 being due and payable which remains outstanding longer than 30 days after written notice to Newell from the Trustee or from the Holders of at least 25% of the outstanding debt securities of that series; and

  •
  any other Event of Default provided with respect to that series of debt securities. (Section 501)

        We are required to file every year with the Trustee an officers' certificate stating whether any default exists and specifying any default that exists. (Section 1004)

PARTICULAR TERMS OF THE SUBORDINATED DEBT SECURITIES

        The following description of the subordinated debt securities sets forth additional general terms and provisions of the subordinated debt securities to which a prospectus supplement may relate. The debt securities are described generally under "Description of Debt Securities" above. The particular terms of the subordinated debt securities offered by a prospectus supplement will be described in the applicable prospectus supplement.

Subordination

        The subordinated debt securities will be subordinated to the prior payment in full of:

  •
  the senior debt securities and all other unsecured and unsubordinated indebtedness of Newell ranking equally with the senior debt securities; and

  •
  other indebtedness of Newell to the extent shown in the applicable prospectus supplement.

Events of Default

        An "Event of Default" regarding any series of subordinated debt securities is any one of the following events:

  •
  default for 60 days in the payment of any interest installment when due and payable;

  •
  default in the payment of principal or premium (if any) when due at its stated maturity, by declaration, when called for redemption or otherwise;

  •
  default in the making of any sinking fund payment when due;

  •
  default in the performance of any covenant in the subordinated debt securities or in the subordinate indenture for 90 days after notice to Newell by the Trustee or by Holders of 25% in principal amount of the outstanding debt securities of that series;

  •
  events of bankruptcy, insolvency and reorganization of Newell or one of its significant subsidiaries;

  •
  an event of default in any mortgage, indenture or other instrument of indebtedness of Newell which results in a principal amount in excess of $15,000,000 being due and payable which remains outstanding longer than 30 days after written notice to Newell from the Trustee or from the Holders of at least 25% of the outstanding debt securities of that series;

  •
  any other Event of Default provided with respect to that series of debt securities. (Section 501)

        We are required to file every year with the Trustee an officers' certificate stating whether any default exists and specifying any default that exists. (Section 1004)

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 800,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of February 27, 2003 there were 274,121,980 shares of common stock and no shares of preferred stock outstanding. The outstanding shares of common stock are listed on the New York Stock Exchange and the Chicago Stock Exchange.

Common Stock

        Voting Holders of common stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of common stock entitled to one vote.

        Dividends.  Holders of the common stock are entitled to receive the dividends that may be declared from time to time by the Board of Directors out of funds legally available therefor. The rights of holders of common stock to receive dividends are subject to the prior rights of holders of any issued and outstanding preferred stock that may be issued in the future.

        Other Provisions.  Upon liquidation (whether voluntary or involuntary) or a reduction in Newell's capital which results in any distribution of assets to stockholders, the holders of the common stock are entitled to receive, pro rata according to the number of shares held by each, all of the assets of Newell remaining for distribution after payment to creditors and the holders of any issued and outstanding preferred stock of the full preferential amounts to which they are entitled. The common stock has no preemptive or other subscription rights and there are no other conversion rights or redemption provisions with respect to the shares.

        Transfer Agent and Registrar.  The transfer agent and registrar for our common stock is First Chicago Trust Company of New York.

Stock Purchase Rights

        Each outstanding share of common stock includes one common stock purchase right (a "Right") provided under the Rights Agreement dated as of August 6, 1998 between Newell and First Chicago Trust Company of New York. Each Right entitles the holder, until the earlier of October 31, 2008 or the redemption of the Rights, to buy the number of shares of common stock having a market value of two times the exercise price of $200, subject to adjustment under certain circumstances. The Rights will be exercisable only if a person or group acquires 15% or more of voting power of Newell or announces a tender offer following which it would hold 15% or more of Newell's voting power. The Rights held by the 15% stockholder would not be exercisable in this situation.

        Furthermore, if following the acquisition by a person or group of 15% or more of Newell's voting power, Newell were acquired in a merger or other business combination or 50% or more of its assets were sold, each Right, other than Rights held by the 15% stockholder, would become exercisable for that number of shares of common stock or securities of the surviving company in a business combination having a market value of two times the exercise price of the Right.

        Newell may redeem the Rights at $0.001 per Right before the occurrence of an event that causes the Rights to become exercisable for common stock.

        As of the date of this prospectus, the Rights are not exercisable, certificates representing the Rights have not been issued and the Rights automatically trade with the shares of common stock. The Rights will expire on October 31, 2008, unless earlier redeemed.

Preferred Stock

        Our Board of Directors may issue, without further authorization from our stockholders, up to 10,000,000 shares of preferred stock in one or more series. Our Board of Directors may determine at the time of creating each series:

  •
  dividend rights and rates;

  •
  voting and conversion rights;

  •
  redemption provisions;

  •
  liquidation preferences; and

  •
  other relative, participating, optional or other special rights, qualifications, limitations or restrictions of the series.

        We will describe in a prospectus supplement relating to any series of preferred stock being offered the terms of the preferred stock, which may include:

  (1)
  The maximum number of shares to constitute the series;

  (2)
  Any annual dividend rate on the shares, whether the rate is fixed or variable or both, the date or dates from which dividends will accrue, whether the dividends will be cumulative and any dividend preference;

  (3)
  Whether the shares will be redeemable and, if so, the price at and the terms and conditions on which the shares may be redeemed;

  (4)
  Any liquidation preference applicable to the shares;

  (5)
  The terms of any sinking fund;

  (6)
  Any terms and conditions on which the shares of the series shall be convertible into, or exchangeable for, shares of any other capital stock;

  (7)
  Any voting rights of the shares of the series; and

  (8)
  Any other preferences or special rights or limitations on the shares of the series.

        Although Newell is not required to seek stockholder approval before designating any future series of preferred stock, the Board of Directors presently has a policy of seeking stockholder approval before designating any future series of preferred stock with a vote, or convertible into stock having a vote, in excess of 13% of the vote represented by all voting stock immediately after the issuance, except for the purpose of (a) raising capital in the ordinary course of business or (b) making acquisitions, the primary purpose of which is not to effect a change of voting power.

Provisions With Possible Anti-Takeover Effects

        As discussed above, Newell has adopted a Rights Agreement that provides stockholders with rights to purchase shares of common stock or securities of Newell (or of an acquiring company) at half of the market price under certain circumstances involving a potential change in control of Newell that has not been approved by the Board of Directors. The Rights Agreement is intended as a means to protect the value of the stockholders' investment in Newell while preserving the possibility of a fair acquisition bid. In addition, the Delaware General Corporation Law provides, among other things, that any beneficial owner of more than 15% of Newell's voting stock is prohibited, without the prior approval of the Board of Directors, from entering into any business combination with a company for three years from the date the 15% ownership interest is acquired. Additionally, the "fair price provisions" of the Restated Certificate of Incorporation require that specific proposed business combinations between

Newell and an "interested party," a beneficial owner of 5% or more of the voting shares of Newell, must be approved by the holders of 75% of the voting shares, unless certain fair price and procedural requirements are met or the business combination is approved by the directors of Newell who are not affiliated with the interested party. A vote of the holders of 75% of Newell's outstanding voting stock is required to amend the fair price provisions of the Restated Certificate of Incorporation.

        Newell's Restated Certificate of Incorporation and By-Laws contain other provisions which may be viewed as having an anti-takeover effect. The Restated Certificate of Incorporation classifies the Board of Directors into three classes and provides that vacancies on the Board of Directors are to be filled by a majority vote of directors and that directors so chosen will hold office until the end of the full term of the class in which the vacancy occurred. A vote of the holders of 75% of Newell's outstanding voting stock is required to amend these provisions. Under the Delaware General Corporation Law, directors of Newell may only be removed for cause. The Restated Certificate of Incorporation and the By-Laws also contain provisions that may reduce surprise and disruptive tactics at stockholders' meetings. The Restated Certificate of Incorporation provides that no action may be taken by stockholders except at an annual meeting or special meeting, and does not permit stockholders to directly call a special meeting of stockholders. A stockholder must give written notice to Newell of an intention to nominate a director for election at an annual meeting 90 days before the anniversary date of the immediately preceding annual meeting. Each of these provisions tends to make a change of control of the Board of Directors more difficult and time consuming.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

  •
  the title of the warrants;

  •
  the designation, amount and terms of the securities for which the warrants are exercisable;

  •
  the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

  •
  the price or prices at which the warrants will be issued;

  •
  the aggregate number of warrants;

  •
  any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

  •
  the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

  •
  if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

  •
  if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

  •
  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

  •
  the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

  •
  the maximum or minimum number of warrants that may be exercised at any time; and

  •
  information with respect to book-entry procedures, if any.

Exercise of Warrants

        Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

        We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula stated in the stock purchase contracts.

        The stock purchase contracts may be issued separately or as part of units that we call "stock purchase units." Stock purchase units consist of a stock purchase contract and either our debt securities or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the common stock under the stock purchase contracts.

        The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

        The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will only be a summary, and you should read the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will be also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

        We may sell the securities:

  •
  through underwriters,

  •
  through agents,

  •
  directly to a limited number of institutional purchasers or to a single purchaser, or

  •
  any combination of these.

        The prospectus supplement will describe the terms of the offering of the securities, including the following:

  •
  the name or names of any underwriters, dealers or agents;

  •
  the purchase price and the proceeds we will receive from the sale;

  •
  any underwriting discounts and other items constituting underwriters' compensation; and

  •
  any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If dealers are used in the sale, we will sell the securities to the dealers as principals. The dealers may resell the securities to the public at prices determined by the dealers at the time of the resale.

        We may sell securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to that agent, will be described in the prospectus supplement.

        The names of the underwriters, dealers or agents, as the case may be, and the terms of the transaction will be set forth in the applicable prospectus supplement.

        Agents and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make relating to those liabilities. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

        Our common stock will be approved for listing upon notice of issuance on the New York Stock Exchange and the Chicago Stock Exchange. Other securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Securities.

LEGAL MATTERS

        Legal matters in connection with the securities will be passed upon for Newell by Schiff Hardin & Waite, Chicago, Illinois and for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement. Schiff Hardin & Waite has advised Newell that, as of the date hereof, a member of the firm participating in the representation of Newell in this offering owns 4,363 shares of common stock.

EXPERTS

        The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

        After reasonable efforts, we have been unable to obtain Arthur Andersen LLP's written consent to the incorporation by reference of such financial statements in the registration statement. Accordingly, we have omitted such consents in reliance upon Rule 437a of the Securities Act of 1933.

        Because Arthur Andersen LLP has not consented to the incorporation by reference of our financial statements in the registration statement, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in such financial statements or any omissions to state a material fact required to be stated therein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth all expenses in connection with the distribution of the debt securities, preferred stock, common stock and rights, warrants, stock purchase contracts and stock unit contracts being registered. All amounts shown below are estimates, except the registration fee:

Registration fee of Securities and Exchange Commission	$80,900
Accountants' fees and expenses	120,000
Legal fees and expenses	125,000
Printing	70,000
Trustee fees and expenses	4,500
Miscellaneous	9,600

TOTAL	$410,000

Item 15. Indemnification of Directors and Officers

        Section 102 of the Delaware law allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. Newell's Charter contains a provision which eliminates directors' personal liability as set forth above.

        The Charter and the Bylaws of Newell provide in effect that Newell shall indemnify its directors and officers to the extent permitted by the Delaware law. Section 145 of the Delaware law provides that a Delaware corporation has the power to indemnify its directors, officers, employees and agents in certain circumstances. Subsection (a) of Section 145 of the Delaware law empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

        Subsection (b) of Section 145 of the Delaware law empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Section 145 further provides that to the extent that a director or officer or employee of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        Newell has in effect insurance policies for general officers' and directors' liability insurance covering all of Newell's officers and directors. Newell also has entered into indemnification agreements with each of its officers and directors that provide that the officers and directors will be entitled to their indemnification rights as they existed at the time they entered into the agreements, regardless of subsequent changes in Newell's indemnification policy.

        Pursuant to an Agreement and Plan of Merger by and between Newell Co., Rooster Company and Rubbermaid Incorporated dated as of October 20, 1998 (the "Merger Agreement"), Newell will, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement, or who becomes prior to the Effective Time (as defined in the Merger Agreement), an officer, director of employee of Rubbermaid or any of its subsidiaries against any losses, expenses, claims, damages or liabilities (1) arising out of acts or omissions occurring at or prior to the Effective Time that are based on or arising out of the fact that such person is or was a director, officer or employee of Rubbermaid or any of its subsidiaries or served as a fiduciary under or with respect to any Rubbermaid employee benefit plan and (2) to the extent they are based on or arise out of the transactions contemplated by the Merger Agreement. In addition, from and after the Effective Time, directors and officers of Rubbermaid who become directors or officers of Newell will be entitled to indemnification under the Charter and the Bylaws of Newell, as the same may be amended from time to time in accordance with their terms and applicable law, and to all other indemnity rights and protections as are afforded to other directors and officers of Newell.

        Additionally, for six years after the Effective Time, Newell will maintain in effect Rubbermaid's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by Rubbermaid's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement; provided that Newell may substitute policies of Newell or its subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers. Newell will not be required to pay aggregate premiums for the insurance described in this paragraph in excess of 200% of the aggregate premiums paid by Rubbermaid in 1998, except that if the annual premiums of such insurance coverage exceed such amount, Newell will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of Newell's Board, for a cost up to but not exceeding such amount.

        For six years after the Effective Time, Newell will also maintain in effect Rubbermaid's current fiduciary liability insurance policies for employees who serve or have served as fiduciaries under any Rubbermaid benefit plan with coverages and in amounts no less favorable than those of such policy in effect on the date of the Merger Agreement.

Item 16. Exhibits

        The Exhibits filed herewith are set forth on the Index to Exhibits filed as a part of this Registration Statement on page II-7 and II-8 hereof.

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing on an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockford, State of Illinois, on this 10th day of February, 2003.

NEWELL RUBBERMAID INC. (Registrant)
By:	/s/ WILLIAM T. ALLDREDGE William T. Alldredge President—Corporate Development and Chief Financial Officer

        Each person whose signature appears below appoints Joseph Galli, Jr., William T. Alldredge, Andrea L. Horne or Dale L. Matschullat or any one of them, as such person's true and lawful attorneys to execute in the name of each such person, and to file, any pre-effective or post-effective amendments to this Registration Statement that any of such attorneys shall deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission with respect thereto, in connection with this Registration Statement, which amendments may make such changes in such Registration Statement as any of the above-named attorneys deems appropriate, and to comply with the undertakings of the Registrant made in connection with this Registration Statement; and each of the undersigned hereby ratifies all that any of said attorneys shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ JOSEPH GALLI, JR. Joseph Galli, Jr.	President, Chief Executive Officer (Principal Executive Officer) and Director	February 10, 2003
/s/ J. PATRICK ROBINSON J. Patrick Robinson	Vice President—Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	February 10, 2003
/s/ WILLIAM T. ALLDREDGE William T. Alldredge	President—Corporate Development and Chief Financial Officer (Principal Financial Officer)	February 10, 2003
/s/ THOMAS E. CLARKE Thomas E. Clarke	Director	February 10, 2003

/s/ SCOTT S. COWEN Scott S. Cowen	Director	February 10, 2003
/s/ ALTON F. DOODY Alton F. Doody	Director	February 10, 2003
/s/ ROBERT L. KATZ Robert L. Katz	Director	February 10, 2003
/s/ WILLIAM D. MAROHN William D. Marohn	Director	February 10, 2003
/s/ ELIZABETH CUTHBERT MILLETT Elizabeth Cuthbert Millett	Director	February 10, 2003
/s/ CYNTHIA A. MONTGOMERY Cynthia A. Montgomery	Director	February 10, 2003
/s/ ALLAN P. NEWELL Allan P. Newell	Director	February 10, 2003
/s/ WILLIAM P. SOVEY William P. Sovey	Chairman of the Board and Director	February 10, 2003
/s/ GORDON R. SULLIVAN Gordon R. Sullivan	Director	February 10, 2003
/s/ RAYMOND G. VIAULT Raymond G. Viault	Director	February 10, 2003

INDEX TO EXHIBITS

EXHIBIT INDEX	EXHIBIT
1.1	Form of Underwriting Agreement with respect to Debt Securities**
1.2	Form of Underwriting Agreement with respect to Common Stock**
1.3	Form of Underwriting Agreement with respect to Preferred Stock**
1.4	Form of Underwriting Agreement with respect to Stock Purchase Contracts**
1.5	Form of Underwriting Agreement with respect to Stock Purchase Units**
1.6	Form of Underwriting Agreement with respect to Warrants**
3.1
Restated Certificate of Incorporation of Newell Rubbermaid Inc., as amended as of April 5, 2001 (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001)
3.2	By-Laws of Newell Rubbermaid Inc., as amended through January 16, 2003*
4.1
Indenture dated as of November 1, 1995 between Newell Rubbermaid Inc. and The Chase Manhattan Bank (now known as JPMorgan Chase Bank), as Trustee, relating to the Senior Debt Securities (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated May 3, 1996)
4.2
Form of Indenture between Newell and The Chase Manhattan Bank (now known as JPMorgan Chase Bank), as Trustee, relating to the Subordinated Debt Securities (incorporated by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-3, File No. 33-64225)
4.3	Form of Specimen Common Stock Certificate of Newell Rubbermaid Inc. (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-4, File No. 333-71747)
4.4
Rights Agreement, dated as of August 6, 1998, between Newell Co. and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K dated August 6, 1998)
4.5	Form of Specimen of Preferred Stock Certificate of Newell Rubbermaid Inc.**
4.6	Form of Certificate of Designation, Preferences and Rights of Preferred Stock of Newell Rubbermaid Inc.**
4.7	Form of Stock Purchase Contract Agreement**
4.8	Form of Stock Purchase Unit Agreement**
4.9	Form of Warrant Agreement (including Form of Warrant Certificate) with respect to Warrants to Purchase Debt Securities**
4.10	Form of Warrant Agreement (including Form of Warrant Certificate) with respect to Warrants to Purchase Common Stock**
4.11	Form of Warrant Agreement (including Form of Warrant Certificate) with respect to Warrants to Purchase Preferred Stock**
4.12	Form of Warrant Agreement (including Form of Warrant Certificate) with respect to Warrants to Purchase Stock Purchase Contracts**

4.13	Form of Warrant Agreement (including Form of Warrant Certificate) with respect to Warrants to Purchase Stock Purchase Units**
5.1	Opinion of Schiff Hardin & Waite*
12.1	Computation of Ratio of Earnings to Fixed Charges of Newell Rubbermaid Inc. (incorporated by reference to Exhibit 11 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001)
23.1	Consent of Schiff Hardin & Waite (contained in their opinion filed as Exhibit 5.1)
24.1	Powers of attorney (set forth on the signature page of this Registration Statement)
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Trustee for Senior and Subordinated Debt Indentures*

*
Filed herewith.

**
To be filed as an exhibit to a document filed under the Securities Exchange Act of 1934 and incorporated by reference herein.

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TABLE OF CONTENTS
NEWELL RUBBERMAID INC.
Recent Developments
WHERE YOU CAN FIND MORE INFORMATION
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
PARTICULAR TERMS OF THE SENIOR DEBT SECURITIES
PARTICULAR TERMS OF THE SUBORDINATED DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF WARRANTS
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS